Exhibit 10.2

February 22, 2005

Mr. David D. Stevens

8960 Morning Grove Cove

Cordova, TN 38018

Dear David:

In connection with the proposed merger of Accredo Health Incorporated (“AHI”) and a Medco Health Solutions, Inc. (“Medco”) wholly-owned subsidiary (the surviving subsidiary to be referred to herein as “Accredo”), as contemplated by the Agreement and Plan of Merger among Medco, Raptor Merger Sub, Inc. and AHI, dated as of February 22, 2005 (the “Merger Agreement”), I am delighted to confirm our agreement that you will be employed by Accredo as CEO upon the Effective Time (as defined in the Merger Agreement), reporting to Kenny Klepper. In your position, you will participate in, or be eligible for the compensation outlined below. All compensation is subject to applicable withholding.

Base Salary: Your base salary will be $515,052 per year (paid biweekly). Base salary changes are made annually based on your performance and other relevant factors. In 2006, your base salary may be increased, but shall not be decreased.

Annual Incentive Bonus: You will be paid a bonus for the AHI 2005 fiscal year in accordance with the provisions of the AHI bonus plan. For the balance of calendar year 2005, you will be guaranteed a minimum bonus of 30% of your annual base salary, payable in the first quarter of calendar year 2006, subject to your continued employment through December 31, 2005. For calendar year 2006, you will be eligible for a target bonus of 100% of your base salary in accordance with an Accredo-specific bonus plan to be developed, payable in the first quarter of calendar year 2007. All bonus payments payable in 2007 and after are conditioned on your continued employment through the payment date.

Long-Term Incentive Award: At the Effective Time, you will be granted restricted stock pursuant to the AHI 2002 Long-Term Incentive Plan in an amount equal to two (2) times your base salary, subject to the applicable grant terms. For purposes of calculating the number of shares of restricted stock, each share of Medco common stock will be valued at the “Average Closing Price” of Medco’s common stock as defined in the Merger Agreement. The restricted stock will vest on the first anniversary of the Effective Time, provided you are still employed by Accredo as of such date; provided, however, the restricted stock will vest immediately upon your termination by Accredo other than for Cause or by you for Good Reason, each as defined below in this letter. You will also be granted on or about September 1, 2005, options to purchase 70,000 shares of Medco’s common stock under the AHI 2002 Long-Term Incentive Plan in accordance with the terms of such plan. You will be eligible for a pro-rated annual long-term stock incentive award in 2006. These annual awards are discretionary and are subject to Board approval. Annual awards are generally made in the first quarter of each year. Grants will only be made if you are an active employee on the grant date.

The following actions, failures and events by or affecting you shall constitute “Cause” as used in this letter: (A) your indictment or conviction with respect to having committed a felony; (B) an act of fraud or criminal conduct by you that is detrimental to the financial condition or business reputation of Medco or a subsidiary; (C ) an act or omission you knew was likely to damage the business of Medco or a subsidiary; (D) your willful and continued failure to perform or willful and continued disregard of any of your obligations hereunder or otherwise relating to your employment; or (E) your willful and continued

failure to obey the reasonable and lawful policies or orders of Accredo’s Board of Directors. The following circumstances, unless consented to by you in writing, shall constitute “Good Reason” for termination as used in this letter: (A) any material breach by Medco or Accredo of any provision of this letter agreement, in either case, other than a breach that is remedied by Medco or Accredo or any successor within thirty (30) days of receipt of written notice from you describing such breach; or (B) a relocation of you primary workplace without your written consent to any location more than fifty (50) miles from your location as of the Effective Time.

Cash Retention Award: To further induce you to remain employed by Medco or its subsidiary after the Merger, Medco agrees to pay you one year’s base salary in a lump sum within 30 days of the earlier of the date which is twelve (12) months after the Effective Time, or the date you terminate employment for Good Reason or your employment is terminated by Medco for reasons other than Cause. This payment is subject to the condition that you remain employed by Medco or its subsidiary for twelve (12) months after the Effective Time (except as noted in the preceding sentence), you fully comply with the terms of your agreements with Medco and its subsidiaries, and you sign a release of claims in a form satisfactory to Medco.

Employee Benefits: You will be eligible for coverage under all benefit plans available to executives of Accredo subsequent to the Merger (including medical, dental, vision, life, AD&D, disability and retirement plans) in accordance with the terms of such plans as in effect from time to time. You will continue to be eligible to participate in the Accredo Deferred Compensation Plan through December 31, 2007 and Accredo will continue to make contribution credits as provided in such plan including the matching contribution for senior executives consistent with past practice. If you are terminated by the company without Cause within two (2) years of the Effective Time, or you resign after the vesting date of the restricted stock referred to above and before the second anniversary of the Effective Time, you may continue your health benefits on the same terms applicable to active employees (including premium payments and co-payments) as in effect from time to time and in accordance with the terms of the applicable plans as in effect from time to time for two (2) years, and you will be eligible for COBRA thereafter.

Restrictive Covenants and Proprietary Rights Agreements: You acknowledge that you have executed and agree that the National Restrictive Covenant and Confidentiality Agreement between you and AHI and the Proprietary Rights Agreement among you and AHI, Nova Factor, Inc., Hemophilia Health Services, Inc., Accredo Health Group, Inc., Pharmacare Resources, Inc., Hemophilia Resources of America, Inc., Home Healthcare Resources, Inc., Home Healthcare Resources, Limited and BioPartners In Care, Inc. (together, the “AHI Restrictive Agreements”) are hereby assigned to Medco, and Medco and its subsidiaries are third party beneficiaries of those agreements. The AHI Restrictive Agreements shall be effective up to the Effective Time. In addition, as a condition of the Merger and Medco’s offer under this letter, you agree to execute and abide by the terms of the National Restrictive Covenant and Confidentiality Agreement and the Proprietary Rights Agreement attached hereto. These agreements are incorporated by reference into this letter agreement and shall be effective from and after the Effective Time.

Indemnification: You will be considered an Indemnified Party under Section 6.12 of the Merger Agreement.

Former Employment Agreement: By signing this letter you specifically waive any rights you have under the Amended and Restated Employment Agreement dated

October 13, 2004 between you and AHI (“Employment Agreement”), including, but not limited to, any payments upon your resignation or the termination of your employment for any reason. You agree that the Employment Agreement shall be terminated as of the Effective Time (at which time the provisions of this letter agreement shall become effective), and neither Medco nor its subsidiaries will have any obligation to you under the Employment Agreement.

This agreement will be governed by the laws of the State of New Jersey, other than those principles applicable to conflicts or choice of law. Your status as an employee of Medco or any of its subsidiaries will be that of an employee-at-will and you may resign or be terminated at any time for any reason or for no reason. You will receive no payments or benefits upon termination for any reason other than your rights to compensation and benefits under this letter agreement, and any benefit plans or programs of AHI, Medco or any of its subsidiaries. It is understood that the arrangements contained in this letter are conditioned upon the consummation of the proposed merger referred to above and will be null and void in the event that the merger does not take place.

David, your experience and background will be an asset to our company, and we look forward to having you join our management team. If you have any questions or comments please let me know.

Sincerely,

/s/ David B. Snow, Jr.
David B. Snow, Jr.
Chairman, President & CEO

Accepted:	David D. Stevens

Date:	February 22, 2005

cc:	K. Klepper
K. Princivalle

“RAPTOR” 2002 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK (RS)

SUMMARY OF RETENTION GRANT TERMS

This is a summary of the terms applicable to the grant specified on this document. Different terms may apply to any other grant under the Gold, Inc. 2002 Stock Incentive Plan or the Raptor plans assumed by Gold.

Grant Type:	Restricted Stock (RS)
Grant Code:	RAPTOR EXEC
Grant Date:	___________, 2005

Vesting Date	Portion that Vests

I.	GENERAL INFORMATION

Subject to Section III below, this grant becomes vested on the Vesting Date indicated in the accompanying box. If your employment with Gold, Inc. and its subsidiaries (Company) ends for any reason, your right to this grant will be determined according to the terms in Section II.

II.	TERMINATION OF EMPLOYMENT

A. General Rule. If your employment is terminated for any reason other than those specified in the following paragraphs, this grant, if unvested, will be forfeited on the date your employment ends.

B. Termination for Other than Cause or Good Reason. If your employment is terminated by the Company for a reason other than “cause” or if you terminate for “good reason”, you will be considered “separated” and will be offered an agreement containing a general release of claims in a form acceptable to the Company. If you sign the agreement, this grant shall become fully (100%) vested on the effective date of the agreement containing a general release. If you do not sign the agreement, then you will be treated as terminated under paragraph A, above. The following actions, failures and events by or affecting you shall constitute “cause”: (A) your indictment or conviction with respect to having committed a felony; (B) acts of fraud or criminal conduct by you that are detrimental to the financial condition or business reputation of Gold or a subsidiary; (C) acts or omissions you knew were likely to damage the business of Gold or a subsidiary; (D) your willful failure to perform or willful disregard of your obligations hereunder or otherwise relating to your employment; or (E) your willful failure to obey the reasonable and lawful policies or orders of Gold’s Board of Directors. The following circumstances shall constitute “good reason” for termination as used in this grant: (A) any material breach by Medco or Accredo of any provision of your employment letter agreement dated as of February         , 2005, in either case, other than a breach that is remedied by Medco or Accredo or any successor within thirty (30) days of receipt of written notice from you describing such breach; or (B) a relocation of you primary workplace without your written consent to any location more than fifty (50) miles from your location as of the Effective Time (as defined in your employment letter agreement).

C. Death. If you die, this grant, if unvested, will vest on the date of your death.

D. Change in Control. If your employment is terminated by the Company Within Two Years of a Change in Control (as those terms are defined in the Plan), for any reason other than for cause or as a result of your resignation, this grant, if unvested, will vest on the date of your termination.

III.	RESTRICTIONS ON COMPETITIVE EMPLOYMENT AND AGAINST SOLICITATION AND INDUCEMENT.

You acknowledge and agree that as a condition to this grant you have executed and are bound by the terms of the National Restrictive Covenant and Confidentiality Agreement and the Proprietary Rights Agreement with Gold or one of its subsidiaries (together, the Restrictive Agreements), the terms of which are incorporated into this grant. You acknowledge receipt of a copy of the Restrictive Agreements. If you violate either of the Restrictive Agreements, this grant will be forfeited immediately. If this grant is vested and sold prior to or during the 12 month period after your termination of employment for any reason, you will be considered a constructive trustee of any value or income received as a result of such sale and shall return such value or income promptly to the Company if you violate any aspect of the Restrictive Agreements. This grant shall not be affected by the termination of either of the Restrictive Agreements. In the event either agreement is terminated, the restrictions contained therein shall continue to apply for purposes of this grant.

IV.	ADJUSTMENTS.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, spin off, split off, split up or other event identified by the Board of Directors, the Board shall make such adjustments, if any, as it may deem appropriate to the number and kind of shares subject to this award (provided that fractions of a share will be rounded down to the nearest whole share). Any such determination shall be final, binding and conclusive on all parties.

This grant is subject to the provisions of the Company’s “RAPTOR” 2002 Long-Term Incentive Plan

NATIONAL RESTRICTIVE COVENANT AND

CONFIDENTIALITY AGREEMENT

This Agreement is made and entered into this 22nd day of February, 2005 by and between Medco Health Solutions, Inc. (“Company”) and the employee who has executed this Agreement on the last page hereof (“Employee”). As used herein, “Protected Parties” shall mean Medco Health Solutions, Inc. and any subsidiary or Affiliate thereof.

WITNESSETH:

NOW, THEREFORE, for and in exchange of the mutual promises contained herein and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Company, acting for itself and on behalf of all of the Protected Parties, and Employee agree as follows:

1. Covenant of Non-Disclosure of Confidential Information. Employee recognizes that Employee has had, or will have, access to, and knowledge of, matters concerning the Business of Protected Parties, including but not limited to, contents of manuals, procedures, methods of doing business, the identity of referral sources and suppliers, patient records, information contained in the books and records of the Protected Parties, financial information, trade secrets, patient mailing lists, the names and addresses of patients, customer lists, lists of potential customers and details of agreements with customers; acquisition, expansion, marketing, and other business information and plans of the Protected Parties; research and development; data concerning usage of prescription drugs and any other data compiled by the Protected Parties; computer programs; sources of supply; identity of specialized customer needs, cost and pricing; employee information (including but not limited to, personnel, payroll, compensation and benefit data and plans); and books and records, methods of doing business, policies, procedures or trade secrets, including all such information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified as Confidential Information, as well as such information that is the subject of meetings and discussions and not recorded. All such information is hereinafter referred to as “Confidential Information.” Employee acknowledges that the Confidential Information is valuable, proprietary and confidential to Protected Parties, and that Protected Parties have paid substantial consideration and incurred substantial costs to acquire or develop the Confidential Information. Employee agrees that the Confidential Information shall be treated as valuable, proprietary and confidential regardless of whether third parties would consider it valuable, proprietary and confidential. Employee agrees that Employee will not at any time, disclose, divulge, or make known to any person or entity, use, or otherwise appropriate for Employee’s own benefit or the benefit of others any Confidential Information, or permit any person to examine or make copies of any documents that contain or are derived from Confidential Information, without the prior written consent of the President of Company. Employee agrees that upon termination of Employee’s employment, Employee will turn over to Protected Parties all writings and all records of whatever nature, including computer records and mailing lists, containing Confidential Information kept by Employee or in Employee’s possession, whether originals or copies, it being agreed that said records are the sole and exclusive property of Protected Parties, as applicable. Notwithstanding the preceding restrictions, Employee may use Confidential Information following reasonable prior notice to Company, to provide any mandatory responses to governmental inquiries. The obligations under this Section 1 are in addition to and not in lieu of any other rights or obligations, at law or in equity, to maintain the confidentiality of the Confidential Information, including under applicable “trade secret” laws. Confidential Information shall not be deemed to include information which is or becomes generally available to the public other than as a result of an impermissible disclosure hereunder by Employee.

2. Restrictive Covenant.

(a) Employee hereby acknowledges that the Business conducted by Protected Parties (“Business of Protected Parties”) is highly competitive and that Employee is, or will become, knowledgeable about the methods of doing business that are and will be employed by Protected Parties, the names and histories of patients, manuals, procedures, programs, referral sources, and advisors, pricing strategies, patient records, business plans, financial information, and other information which Protected Parties deem to be confidential, proprietary and a trade secret. Employee further acknowledges that should Employee enter into competition with Protected Parties in the Restricted Area, as defined herein, Employee would have a competitive advantage as a result of Employee’s knowledge, and exposure acquired, concerning the Business of Protected Parties. Therefore, in consideration of the benefits conveyed hereunder Employee agrees that during the Restricted Period defined below, and within the Restricted Area defined below, Employee shall not in any manner, directly or indirectly, jointly or individually, on Employee’s own behalf, or in conjunction with or for the benefit of, any other party (whether as agent, employee, owner, partner, joint venturer, shareholder, independent contractor, investor, consultant, employer or advisor): (i) engage in, or assist others in engaging in, competition with a Protected Party within the meaning of Section 2(d), or (ii) establish or own any financial, beneficial or other interest in (other than any interest consisting of less than one percent 1% of a class of publicly traded security acquired in a public market free of transfer restriction), make any loan to or for the benefit of, or render any managerial, marketing or other advice or assistance, to any person engaged in competition with a Protected Party within the meaning of Section 2(d).

(b) In addition to the preceding covenant, and not in limitation thereof, Employee further agrees that during the Restricted Period, Employee will not in any manner, directly or indirectly, on Employee’s own behalf, or in conjunction with or for the benefit of any other party, (i) call upon or otherwise solicit or service patients or prospective patients of Protected Parties or their

Affiliates within the Restricted Area (collectively, “Restricted Patients”), for the purpose of competing with Protected Parties or their Affiliates for the business of said Restricted Patients or for the purpose of influencing Restricted Patients to cease using the services of Protected Parties or their Affiliates, (ii) call upon or otherwise solicit customers or targeted potential customers, or any other party that has a relationship, contractual or otherwise, with a Protected Party or their Affiliates, including without limitation, drug manufacturers or distributors, referral sources or third party payors, for the purpose of disrupting or attempting to disrupt any such relationships with a Protected Party or their Affiliates in a manner that would adversely affect the Business of Protected Parties in the Restricted Area or for the purpose of assisting or creating such a relationship for any other party with business or operations engaged in the Business of Protected Parties in the Restricted Area, or (iii) induce or solicit, or attempt to induce or solicit, employees of Protected Parties or their Affiliates to leave their employment with a Protected Party or their Affiliates or in any way interfere with the relationship between Protected Parties or their Affiliates and any employee thereof.

(c) Employee agrees that at no time during or after employment with a Protected Party will Employee attempt to discourage any patient, referral source, payor, or supplier from doing business with Protected Parties or any Affiliate thereof.

(d) For purposes of this Section 2, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of one or more of the Protected Parties, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with one or more of the Protected Parties, if, at the time of determination, such person or entity (A) engages in any business engaged in or proposed to be engaged in by any of the Protected Parties, (B) in any way conducts, operates, carries out or engages in the business of managing any entity engaged in any business described in clause (A), in each case, in the Restricted Area, excluding, however, during any period following the termination of the

Employee’s employment with a Protected Party, any business in which none of the Protected Parties was engaged or had proposed to be engaged at the time of termination of the Employee’s employment with the Company. Employee acknowledges that the Protected Parties currently engage in business throughout the United States and Puerto Rico. The Business of Protected Parties is: A. the business of marketing, advertising, selling, distributing or providing (i) those drugs or therapies identified on Exhibit A hereto, or (ii) any blood clotting pharmaceutical, ancillary medical supplies or other related products as prescribed by a physician and required for the administration of blood clotting pharmaceuticals to hemophilia patients, or (iii) infusables, injectables, or oncology treatments, or (iv) nursing services, or (v) prescribed Premium Drugs distributed or sold pursuant to a contract whereby the drug manufacturer or distributor has granted the pharmacy an exclusive or preferred right to distribute or act as a dealer, agent or representative for the Premium Drugs, whether or not title to such drug passes to the pharmacy. (A preferred right is defined as a right granted to ten or fewer entities to distribute drugs from the manufacturer or the manufacturer’s distributor. A Premium Drug is a prescription drug for a chronic disease that lasts either for the life of the patient or for six months or more, with an average monthly sales price per patient exceeding $500.00), and/or B. (i) the third party prescription drug claims processing business; (ii) the design, development or marketing of or consulting as to prescription drug benefit plans; (iii) the provision of mail service pharmacy (including all those products and services that are presently or hereafter marketed by the Protected Parties, or that are in the development stage at the time of the Employee’s termination of employment and are actually marketed by the Protected Parties thereafter); (iv) the collection, analysis and/or sale of data relating to prescription drug utilization; (v) the pharmacy benefit management and disease management businesses; (vi) the organization and administration of retail pharmacy networks; and (vi) any other business in which the Protected Parties and/or any of their affiliates are engaged as to which the Employee has involvement in the course of employment and/or acquired or received Confidential Information.

(e) The Restricted Area shall mean the fifty states comprising the United States of America and Puerto Rico.

(f) The Restricted Period shall mean the period beginning on the date hereof and ending twenty-four months after Employee ceases for any reason to be employed by a Protected Party.

(g) By way of example, and notwithstanding any provision herein to the contrary, for purposes of Section 2(a), Employee may, after termination of employment with the Protected Parties, be employed to perform services as an employee or consultant (i) at an over the counter walk in retail drugstore owned by a national retail drugstore chain, such as CVS, or at an inpatient hospital pharmacy; provided that the Employee may not perform services for any such entity which is engaged in the Business of Protected Parties, or (ii) for a drug manufacturer that is not directly engaged in the distribution of a drug in competition with a Protected Party, or (iii) for a manufacturer of infusion pumps, or (iv) for a distributor of medical supplies, including medical disposables, that is not engaged in the Business of Protected Parties, or (v) for a licensed Home Health Agency that is not engaged in the Business of Protected Parties, or (vi) for a payor that is not directly or indirectly engaged in the Business of Protected Parties, or (vii) for a drug wholesaler that only markets, advertises, sells, distributes or provides drugs to retail pharmacies on a wholesale basis and not at retail (such as Cardinal Health and Amerisource Bergen), but specifically excluded from this exception are Companies or services or activities that are directly or indirectly engaged in or related to the Business of Protected Parties.

3. Enforcement of, and Acknowledgment of Reasonableness of, Covenants.

(a) Employee has carefully read and considered the provisions of Sections 1 and 2, and having done so, agrees that the terms of the covenants are fair and reasonable and are reasonably required for the protection of the interests of Protected Parties, their business, their officers, their directors, and their employees. Employee represents that Employee’s experience, capabilities and circumstances are such that these provisions will not prevent Employee from earning a livelihood. Employee further agrees that Employee has received valuable and adequate consideration in exchange for entering into the restrictions set out in this Agreement.

(b) Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Sections 1 and 2 hereof would be inadequate, and, therefore, agrees that Protected Parties, jointly or severally, shall be entitled to injunctive relief, without posting bond or other security, in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting a Protected Party from pursuing any other rights and remedies available for any such breach or threatened breach.

(c) Employee further agrees that if suit is successfully brought to enforce this Agreement or to seek damages for its breach, Employee will pay to Protected Parties, in addition to any other damages caused to Protected Parties, all attorney fees incurred by Protected Parties in seeking such relief.

(d) If Employee shall violate any covenant contained herein with a stated duration, the duration of any such covenant so violated shall automatically be extended with respect to the Employee for a period equal to the period during which such Employee shall have been in violation of such covenant.

(e) Employee specifically acknowledges that the Protected Parties are intended third party beneficiaries of the covenants set out in this Agreement and that any of the Protected Parties suffering harm as a result of a breach of said covenants shall be entitled to enforce the provisions of the covenant without the necessity of joining any of the other Protected Parties and in such event, the covenants contained in Sections 1 and 2 shall be deemed to have been entered into directly with the Protected Party that has suffered harm.

(f) For purposes of this Agreement, “Affiliate” shall mean any association, unincorporated organization, corporation, partnership, joint venture, joint stock company, limited liability company, business trust or other similar entity organized under the laws of the United States or any state thereof which is now or in the future controlled by, directly or indirectly, a Protected Party. Control shall mean the ownership of not less than thirty percent (30%) of the voting securities of an entity or the right to designate or elect not less than thirty percent (30%) of the members of its board of directors or other governing board or body by contract or otherwise.

4. Waiver. No failure to exercise, and no delay in exercising, by either party hereto, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.

5. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW JERSEY. Employee further agrees that any service of any process, summons, notice or document sent by U.S. registered mail to his or her last known address as set forth in the Protected Parties personnel files shall be effective service of process for any action, suit or proceedings brought against Employee.

6. Effect. This Agreement shall be binding upon, and shall inure to the benefit of, Company and the Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns and shall inure to the benefit of the now or hereafter existing subsidiaries and Affiliates of the Protected Parties and their respective successors and assigns.

7. Unenforceability. The parties agree that the provisions of this Agreement are severable. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, the remainder of this Agreement shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. In particular, in the event the covenants in this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable by reason of extending for too great a period of time or over too great a geographical area, or by reason of being too extensive in any other respect, the covenants shall be interpreted to extend only over the maximum period of time, the maximum geographical area and the maximum extent in all other respects that the court shall determine is valid and enforceable.

8. Headings. All headings herein are for ease of reference only and shall not be construed to enlarge or limit the provisions of this Agreement.

9. Employment. No provision contained herein shall be deemed to guarantee Employee any fixed term of employment or continued employment by Company or any subsidiary or affiliate thereof. References in this Agreement to employment by a Protected Party or a subsidiary or affiliate thereof shall include employment thereby and the status as a leased or loaned employee.

10. Syntax. As the context of this Agreement requires, the masculine gender shall include the feminine or the neuter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written, Company acting through its duly authorized officer.

MEDCO HEALTH SOLUTIONS, INC.

By:

Title:

EMPLOYEE

Employee’s Printed Name

PROPRIETARY RIGHTS AGREEMENT

THIS PROPRIETARY RIGHTS AGREEMENT (this “Agreement”) is made between the undersigned Employee (“Employee”) and Medco Health Solutions, Inc., and its subsidiaries and affiliates (collectively, the “Companies”).

WITNESSETH

WHEREAS, the Companies desire to have Employee, as a condition of continued employment agree to the terms contained herein, in order to clarify and protect the Companies’ title to proprietary rights which may be invented or generated by Employee during Employee’s employment with one of the Companies;

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Employee agrees that Employee shall promptly disclose, grant and assign, and hereby assigns, to the Companies for their sole use and benefit all right, title and interest in and to all inventions, ideas, improvements, technical information, suggestions, products, formula, apparatus, designs, processes, forms, drawings, writings, research, works-of-authorship, trade secrets and all other intellectual property and proprietary rights relating in any way to the business, products or services of the Companies or capable of beneficial use by the Companies (“Intellectual Property”), which the Employee shall conceive, develop or acquire during the period of Employee’s employment with any of the Companies (whether or not during usual working hours or at any other time), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such Intellectual

Property. In connection therewith, the Employee shall promptly at all times during and after the date hereof:

(a) execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Companies to vest in the Companies’ exclusive title to such Intellectual Property and to enable the Companies to obtain and maintain the entire right and title thereto throughout the world; and

(b) render to the Companies at their expense all such assistance as any of the Companies may require in the prosecution of applications for said patents or reissues thereof in the prosecution or defense of interferences which may be declared involving any said application or patents and in any litigation in which the Companies may be involved relating to any such patents, inventions, improvements, technical information, copyrights or other Intellectual Property.

Employee acknowledges and agrees that Employee’s obligations under Sections (a) and (b) above shall continue in effect after termination of his/her employment, regardless of the reason for termination and whether such termination is voluntary or involuntary, and that the Company is entitled to communicate Employee’s obligations under this Agreement to any future employer or potential employer.

It is expressly understood and agreed that this Agreement shall include only those items of Intellectual Property which are invented or generated on or after the date of this Agreement. In order to determine which Intellectual Properties are invented or generated on or after the date of this Agreement, Employee warrants that he/she has not, either solely or jointly with others, invented or generated any Intellectual Property at any time prior to the date of this Agreement, except:

EMPLOYEE AFFIRMS, AGREES AND UNDERSTANDS THAT ANY INTELLECTUAL PROPERTY WHICH IS NOT LISTED IN THE PRECEDING SENTENCE SHALL BE CONCLUSIVELY PRESUMED TO HAVE BEEN GENERATED OR INVENTED AFTER THE DATE OF THIS AGREEMENT, AND THAT SUCH INTELLECTUAL PROPERTY SHALL BELONG EXCLUSIVELY TO THE COMPANIES.

Except as may be authorized or directed in writing by a duly authorized officer of one of the Companies, Employee agrees that he/she will not at any time hereafter disclose, divulge or communicate or permit to be disclosed, divulged or communicated to any person, firm or company any Intellectual Property. Employee further agrees that he/she will not make use of said Intellectual Property for his/her own purposes, except as may be authorized in writing by a duly authorized officer of the Companies.

Employee agrees that both during his/her employment with the Companies and after termination of said employment, he/she will not, without the written consent of a duly authorized officer of the Companies, copy or remove from the Companies’ business location any drawings, blueprints, bulletins, reports, reproductions, notes, data, memorandum, models, records or other information of a confidential or proprietary nature pertaining to any of the Companies, or which relate to the business of the Companies or to Employee’s employment therewith.

Employee agrees that damages caused by a breach of this Agreement would be inadequate. Therefore, in the event of a breach or threatened breach of the terms of this Agreement, the Companies individually or jointly shall be entitled to injunctive relief without the necessity of posting bond or showing actual damages.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating to this Agreement, is to be governed by and construed in accordance with the laws of the State of New Jersey, excluding the choice of law rules thereof.

In the event that any provision of this Agreement is found invalid or unenforceable, it will be enforced to the extent permissible, and the remainder of this Agreement will remain in full force and effect.

Employee agrees and understands that this Agreement shall in no way be a guarantee of employment for any specified length of time.

Executed this              day of                     , 2005.

MEDCO HEALTH SOLUTIONS, INC.

By:

Title:

EMPLOYEE

Employee’s Printed Name

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